Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Lucy Bannon

NexPoint Media Relations

972-419-6272

NexPoint Multifamily Capital Trust, Inc. Announces Distribution for August 2016

Dallas, TX, August 2, 2016 – NexPoint Multifamily Capital Trust, Inc. (“NMCT”) announced today that its board of directors has declared a daily distribution to NMCT’s Class A stockholders of record as of the close of business on each day of the period from August 1, 2016 through August 31, 2016. The daily distributions will accrue to Class A stockholders of record at a rate of $0.00164 per share of Class A common stock per day, which is equal to an aggregate of $0.05 per share of Class A common stock for the period from August 1, 2016 to August 31, 2016, and are payable on August 31, 2016.

About NexPoint Multifamily Capital Trust, Inc.

NMCT is a non-traded hybrid REIT that employs a tactical allocation approach that utilizes both equity and preferred equity (with debt-like characteristics) strategies. Allocation between strategies is determined by where in the real estate market cycle NMCT believes markets are. NMCT is focused on acquiring, owning, operating, and selectively developing and lending to well-located “core” and “core-plus” multifamily properties in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. NMCT is externally advised by NexPoint Real Estate Advisors II, L.P., an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser. More information about NMCT is available at www.nmcreit.com.